Exhibit 99.1

Renesas Completes Acquisition of Integrated Device Technology

The Combined Portfolios Contribute to Expand Renesas’ Global Footprint in

High-Data-Processing Markets

TOKYO, Japan, March 30, 2019 JST | San Jose, California, U.S.A., March 29, 2019 PST— Renesas Electronics Corporation (TSE: 6723, “Renesas”), a premier supplier of advanced semiconductor solutions, and Integrated Device Technology, Inc. (“IDT”), a leading supplier of analog mixed-signal products, including sensors, connectivity and wireless power, today jointly announced the successful completion of Renesas’ acquisition of IDT, as of March 30, 2019 JST, March 29, 2019 PDT, following approvals by IDT shareholders and the relevant regulatory authorities.

Together with IDT, Renesas will now deliver an even broader range of leading-edge technology and embedded solutions by combining IDT’s RF, high-performance timing, memory interface, real-time interconnect, optical interconnect, wireless power and smart sensors with Renesas microcontrollers, system-on-chips and power management ICs. This combined portfolio enables the creation of new classes of products and solutions in fast-growing, data-economy applications across different verticals, including industrial, infrastructure and automotive segments, for customers and partners across the globe.

To immediately showcase how Renesas and IDT’s complementary product portfolios work together to deliver comprehensive solutions, Renesas and IDT developed 15 “Winning Combinations,” compelling Renesas-plus-IDT product combinations that capture and highlight the technological advantages Renesas and IDT provide as a combined company. Examples of Winning Combinations include IDT automotive timing plus Renesas R-Car processor solutions for automotive infotainment applications, an IDT gas sensor plus Renesas MCU for IoT building automation air quality control and other Winning Combinations for base station, wireline and server applications. To learn more about the Renesas and IDT Winning Combinations, visit www.renesas.com/solutions/idt.html.

As a result of the completion of the transaction, IDT became a wholly owned subsidiary of Renesas. As of today, Dr. Sailesh Chittipeddi joined Renesas’ executive team as Executive Vice President and will lead IDT as President and CEO. Renesas is committed to a smooth and swift integration of the two companies and continuation of technical support and future product development for IDT’s industry-leading analog mixed-signal products.

As previously announced, Renesas anticipates near- and long-term revenue growth from expanded opportunities, access to fast-growing industries, as well as cost savings from a larger business platform, which will bring innovation and improvements along with an expected positive financial impact in the region of US$250 million in non-GAAP operating income per year on a run-rate basis. Renesas expects the acquisition to be highly accretive to Renesas’ pro-forma non-GAAP gross margin, non-GAAP EPS (earnings per share) and free cash flows immediately after completion, consistent with prior guidance. Renesas completed the transaction using approximately US$6.3 billion (approximately ¥693.0 billion at an exchange rate of 110 yen to the dollar), through a combination of cash on hand and debt financing.

“We are thrilled to welcome some of the industry’s best and brightest talent into our team to steer the future of innovation together,” said Bunsei Kure, Representative Director, President and CEO of Renesas. “This acquisition demonstrates our commitment to bringing more complete solutions to our customers around the globe as we strengthen our leadership position in the high-growth, data-driven economy markets of automotive, industrial/IoT and datacenter/communications infrastructure where our advanced data processing and analog/mixed-signal performance is crucial. We fully expect to continue to significantly outgrow our strategic market segments and drive profitability, allowing us to carry on creating superior value for our customers and shareholders.”

“The product portfolios of Renesas and IDT are highly complementary. The combination allows us to bring more innovative and comprehensive portfolio of products to the market, with a larger global footprint, sales force and distribution network,” said Dr. Sailesh Chittipeddi, Executive Vice President of Renesas and President and CEO of IDT. “The winning combinations of products introduced today represent our commitment to achieving an efficient and speedy integration of the two companies and enabling our customers to get to market faster with best-in-class solutions.”

About Renesas Electronics Corporation

Renesas Electronics Corporation (TSE: 6723) delivers trusted embedded design innovation with complete semiconductor solutions that enable billions of connected, intelligent devices to enhance the way people work and live. A global leader in microcontrollers, analog, power, and SoC products, Renesas provides comprehensive solutions for a broad range of automotive, industrial, home electronics, office automation, and information communication technology applications that help shape a limitless future. Learn more at renesas.com.

About IDT

Integrated Device Technology, Inc., a wholly owned subsidiary of Renesas Electronics Corporation, develops system-level solutions that optimize its customers’ applications. IDT’s market-leading products in RF, high performance timing, memory interface, real-time interconnect, optical interconnect, wireless power and smart sensors are among the company’s broad array of complete mixed-signal solutions for the communications, computing, consumer, automotive and industrial segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. Additional information about IDT can be found at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

###

Media Contacts

Renesas Electronics Corporation

Kyoko Okamoto

+81 3-6773-3001

pr@renesas.com

Integrated Device Technology, Inc.

Krista Pavlakos

Director, Demand Creation & Communications

Phone: (408) 574-6640

Email: Krista.Pavlakos@idt.com

Investor Contacts

Renesas Electronics Corporation

Hirokazu Kato

+81 3-6773-3002

ir@renesas.com

Integrated Device Technology, Inc.

Krishna Shankar

Head of Investor Relations

408-574-6995

ir@idt.com